Exhibit (a)(5)(B)
ASP GT ACQUISITION CORP. COMMENCES TENDER OFFER
FOR ALL OUTSTANDING SHARES OF GENTEK INC.
New York, N.Y., September 29, 2009 — ASP GT Acquisition Corp. (“ASP”), a wholly-owned subsidiary of investment funds managed by American Securities LLC, a private equity firm, announced today the commencement of a tender offer for all outstanding shares of common stock of GenTek Inc. (NASDAQ: GETI) for $38.00 in cash per share, without interest and less any applicable withholding tax. The tender offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of September 28, 2009 (the “Merger Agreement”), by and among ASP GT Holding Corp., a Delaware corporation, ASP and GenTek Inc. (“GenTek”).
The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, October 27, 2009, unless the tender offer is extended in accordance with the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”). Following the completion of the tender offer and, if required, receipt of stockholder approval, ASP expects to consummate a merger in which ASP will merge with and into GenTek, with GenTek continuing as the surviving corporation, and the remaining GenTek stockholders will receive the same $38.00 cash price per share as paid in the tender offer. Following consummation of the merger, GenTek will cease to be a public company. The tender offer and merger are subject to certain closing conditions, including a minimum tender condition, the expiration or termination of any statutory waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the receipt of any other required governmental approvals.
Today, ASP will file with the SEC a tender offer statement that provides the terms of the tender offer. GenTek will file a Solicitation/Recommendation Statement on Schedule 14D-9 within 10 business days from the date of commencement of the tender offer. GenTek’s board of directors has unanimously approved the transaction.
The Depositary for the tender offer is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, New Jersey 07310, Attn: Corporate Actions Department and which also may be reached at (201) 680-4938. The Dealer Manager for the tender offer is KeyBanc Capital Markets Inc., 127 Public Square, Cleveland, Ohio 44114 and which also may be reached at (800) 859-1783. The Information Agent for the tender offer is MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 and which also may be reached at (800) 322-2885.
About American Securities LLC
Headquartered in New York with an office in Shanghai, American Securities LLC is a U.S. middle-market private equity firm that invests in market-leading companies in North America with annual revenues generally ranging between $100 million to $1 billion. Investments are funded from more than $6 billion of committed capital. The firm traces its roots to the family office founded in 1947 by William Rosenwald to invest and manage his share of his family’s Sears, Roebuck & Co. fortune. More information on American Securities LLC can be found at www.american-securities.com.
Additional Information
This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer is being made pursuant to a tender offer statement and related materials.

GenTek stockholders are advised to read the tender offer statement and related materials, which have been filed by ASP with the SEC. The tender offer statement (including the Offer to Purchase, letter of transmittal and related tender offer documents) to be filed by ASP with the SEC and the solicitation/recommendation statement to be filed by GenTek with the SEC contain important information which should be read carefully before any decision is made with respect to the tender offer. The tender offer statement will be mailed to all GenTek stockholders of record.
The tender offer statement and related materials may be obtained at no charge by directing a request by mail to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, or by calling toll-free at (800) 322-2885, and may also be obtained at no charge at the website maintained by the SEC at http://www.sec.gov/.
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This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995, relating to the acquisition of GenTek by ASP and its affiliates. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period. Statements that are not historical facts, including statements preceded by, followed by, or that include the words “future”; “anticipate”; “potential”; “believe”; or similar statements are forward-looking statements. Risks and uncertainties include uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of the GenTek shareholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; and the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities. Forward-looking statements in the press release should be evaluated together with the many uncertainties that affect GenTek’s business, particularly those identified in the cautionary factors discussion in GenTek’s Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. ASP undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
The information contained in this release is as of September 29, 2009. Except as required by law, ASP does not assume any obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.
Contacts
American Securities LLC
Anne Board, 212-476-8000

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